Exhibit 99.1

Scott Heimes Named to Marlin Business Services Corp.’s Board of Directors

MOUNT LAUREL, N.J., April 14, 2015 (GLOBE NEWSWIRE) — Marlin Business Services Corp. (NASDAQ: MRLN), announced today that Scott Heimes has been elected to its Board of Directors, effective April 10, 2015.

Mr. Heimes is currently the Chief Marketing Officer of Digital River, Inc. He previously held senior marketing executive positions with WebMD Health Corp., UnitedHealth Group and Target Corp.

“Scott’s extensive experience in digital marketing, coupled with his deep knowledge of branding and strategy, will be very helpful to the company, especially in light of the recent launch of Marlin’s Funding Stream capital loan product” said Lawrence J. DeAngelo, Chairman of Marlin’s Board of Directors. “As Marlin continues to expand its digital and online capabilities and presence, Scott’s unique skillset should be very beneficial to the Board and company,” said Mr. DeAngelo.

About Marlin Business Services Corp.

Marlin Business Services Corp. is a nationwide provider of commercial lending solutions for small and mid-size businesses. Through its wholly-owned operating subsidiary, Marlin Business Bank, Marlin provides innovative commercial financing programs. Our equipment financing and loan products are offered directly to businesses, and through third party vendor programs, which includes manufacturers, distributors, independent dealers and brokers. Since its inception in 1997, Marlin has extended credit to over a quarter of a million business customers. Our mission is to offer convenient financing products while providing the highest level of personalized customer service. Marlin is publicly traded (NASDAQ:MRLN). For more information about Marlin, visit www.marlincorp.com or call toll free at (888) 479-9111. For more information about Funding Stream, visit www.marlinbank.com/fundingstream or call toll free at (877) 311-6756.

CONTACT:

Marlin Business Services Corp.

Media Relations

mediarelations@marlincorp.com